Exhibit (e)(2)

Form of Amended Schedule A
to the Distribution Agreement

Dated as of:
May 19, 2011

Schedule A

Funds

Boston Trust Balanced Fund
Boston Trust Equity Fund
Boston Trust Small Cap Fund
Boston Trust Midcap Fund
Walden Social Balanced Fund
Walden Social Equity Fund
Walden Midcap Fund
Walden Small Cap Innovations Fund

FORESIDE DISTRIBUTION
THE COVENTRY GROUP	SERVICES, L.P.

By:	By:

Name: John Danko	Name:

Title: President	Title: